Exhibit 10.1

ALLISON TRANSMISSION, INC.

EXECUTIVE CHANGE IN CONTROL & SEVERANCE PLAN

The Allison Transmission, Inc. Executive Change in Control & Severance Plan, as it may be amended from time to time (the “Plan”), was adopted by the Compensation Committee of the Board of Directors of Allison Transmission Holdings, Inc., a Delaware corporation, to be effective as of July 13, 2022 (the “Effective Date”).

1. Purpose. The purpose of this Plan is to assure that Allison Transmission, Inc. and its subsidiaries (collectively, the “Company”) will have the continued dedication of key employees of the Company who are Participants (as defined below) by providing severance protections to such Participants in the event their employment is terminated under the circumstances described in this Plan. The Plan is intended to be (i) an “employee welfare benefit plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (ii) exempt from the substantive provisions of ERISA as an unfunded plan maintained for purposes of providing benefits for “a select group of management or highly compensated employees” under Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and will be maintained, interpreted and administered accordingly.

2. Definitions. For purposes of this Plan, the following terms shall have the following meanings:

(a) “Base Amount” means the greater of the Participant’s annual base salary (i) at the rate in effect on the day prior to the date of the Participant’s Qualifying Termination, or (ii) at the highest rate in effect at any time during the ninety (90) day period prior to the Change in Control, and shall include all amounts of such base salary that are deferred under any qualified and non-qualified employee benefit plans of the Company or under any other agreement or arrangement.

(b) “Board” shall mean the Board of Directors of the Parent.

(c) “Bonus Amount” means the Participant’s target annual bonus amount as in effect at the time of the Participant’s Qualifying Termination or, if higher, the Participant’s target annual bonus amount at the highest level in effect at any time during the ninety (90) day period prior to the Change in Control.

(d) “Cause” shall mean any of the following: (i) the Participant’s failure to substantially perform the Participant’s duties as an employee of the Company (other than any such failure resulting from the Participant’s physical or mental incapacity) that is reasonably expected to result in, or has resulted in, material economic damage to the Company or any of its affiliates (provided, that, to the extent such failure can be fully cured, the Company shall have provided the Participant with at least 30 days’ notice of such failure and the Participant has not remedied the failure within the 30-day period); (ii) the Participant’s failure in any material respect to carry out or comply with any lawful and reasonable directive of the Board or the Participant’s direct supervisor (provided, that, to the extent such failure can be fully cured, the Company shall have provided the Participant with at least 30 days’ notice of such failure and the Participant has not remedied the failure within the 30-day period); (iii) the Participant’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (iv) the Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any of its affiliate’s) premises or while performing the Participant’s duties and responsibilities with respect to the Company and its affiliates or (v) the Participant’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company or any of its affiliates.

(e) “Change in Control” shall mean and includes each of the following:

(i) A transaction or series of transactions (other than an offering of the Parent’s common stock to the general public through a registration statement filed with the Securities and Exchange Commission) occurring after the Effective Date whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Parent, any of its subsidiaries, an employee benefit plan maintained by the Parent or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Parent) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Parent possessing more than 50% of the total combined voting power of the Parent’s securities outstanding immediately after such transaction; or

(ii) The consummation by the Parent (whether directly involving the Parent or indirectly involving the Parent through one or more intermediaries) after the Effective Date of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Parent’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A) Which results in the Parent’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Parent or the person that, as a result of the transaction, controls, directly or indirectly, the Parent or owns, directly or indirectly, all or substantially all of the Parent’s assets or otherwise succeeds to the business of the Parent (the Parent or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2(e)(ii)(B) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Parent prior to the consummation of the transaction.

(f) “Change in Control Qualifying Termination” means the Participant’s Qualifying Termination that occurs within two years following a Change in Control.

(g) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(h) “COBRA Continuation Period” means, (A) with respect to a Tier 1 Participant, (y) the twelve (12)-month period following the date of the Participant’s Qualifying Termination other than a Change in Control Qualifying Termination or (z) the eighteen (18)-month period following the date of the Participant’s Change in Control Qualifying Termination or (B) with respect to a Tier 2 Participant, the twelve (12)-month period following the date of the Participant’s Qualifying Termination (including a Change in Control Qualifying Termination).

(i) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other interpretive guidance thereunder.

(j) “Committee” means the Compensation Committee of the Board or its designee.

(k) “First Payment Date” means the sixtieth (60th) day following the effective date of the Participant’s Qualifying Termination.

(l) “Good Reason” shall mean the occurrence of any of the following events or conditions without the Participant’s written consent:

(i) a material diminution in the Participant’s authority, duties or responsibilities, other than as a result of a Change in Control where the Participant remains in a position with the Company or its successor (or any other entity that owns substantially all of the Company’s business after such sale) that is substantially equivalent in duties, rank, reporting structure and authority with the Participant’s position prior to such sale, solely as such duties, rank, reporting structure and authority relate to the Company’s business;

(ii) a material diminution in the Participant’s base salary or target annual bonus level;

(iii) a material change in the geographic location at which the Participant must perform the Participant’s duties, which shall not include a relocation of the Participant’s principal place of employment to any location within a fifty (50) mile radius of the location from which the Participant served the Company immediately prior to the relocation or a requirement to work at home or return to work at the Participant’s principal place of employment prior to working from home;

(iv) the failure of the Parent or the Company to obtain an agreement from any successor to the Parent or the Company to assume and agree to perform this Plan, as contemplated in Section 9(b), unless the Plan is assumed by operation of law.

The Participant must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without the Participant’s written consent within ninety (90) days of the occurrence of such event or the date upon which the Participant reasonably became aware that such an event or condition had occurred. The Company or any successor or affiliate shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from the Participant. Any voluntary termination for “Good Reason” following such thirty (30) day cure period must occur no later than the date that is six (6) months following the date notice was provided by the Participant. The Participant’s voluntary Separation from Service by reason of resignation from employment with the Company for Good Reason shall be treated as involuntary.

(m) “Parent” means Allison Transmission Holdings, Inc., a Delaware corporation, or its successor.

(n) “Participant” means a senior level employee of the Company who is chosen by the Committee to participate in this Plan and who signs and returns the Participation Agreement as provided in Section 3.

(o) “Permanent Disability” means at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if the Participant qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether the Participant has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees, Disability shall mean the Participant’s inability to perform, with or without reasonable accommodation, the essential functions of his position hereunder for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to the Participant or the Participant’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed.

(p) “Qualifying Termination” means (i) a termination by the Participant of the Participant’s employment with Company for Good Reason, or (ii) a termination of the Participant’s employment without Cause by the Company. Neither a termination of the Participant’s employment due to Permanent Disability nor a termination of the Participant’s employment due to death shall constitute a Qualifying Termination.

(q) “Separation from Service” means a “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto.

3. Participation. The Committee may designate any senior level employee of the Company to be a Participant and will classify each Participant as a “Tier 1” participant (a “Tier 1 Participant”) or “Tier 2” participant (a “Tier 2 Participant”), which classification may be different for different types of terminations. Participation in the Plan and classification as a Tier 1 Participant or Tier 2 Participant shall be determined in the Committee’s sole discretion. Following such designation, each Participant will be notified of such Participant’s participation and classification in a formal communication from the Committee or the Company, in the in the form substantially similar to the form attached hereto as Exhibit A (or such other form approved by the Committee from time to time) (a “Participation Agreement”). A Participant’s participation in the Plan will commence on the date the Participation Agreement is promptly signed (as reasonably determined by the Committee) and returned to the Company. Once participation in the Plan has commenced, a Participant shall remain a Participant until the first to occur of (a) a termination of employment that is not a Qualifying Termination, (b) the completion of the delivery of all payments and benefits under the Plan after a Qualifying Termination under circumstances giving rise to such payments and benefits or (c) a termination of the Plan in accordance with Section 8.

4. Severance.

(a) Severance Upon Qualifying Termination. If the Participant has a Qualifying Termination other than a Change in Control Qualifying Termination, subject to the requirements of this Section 4, the Participant shall be entitled to receive the following payments and benefits:

(i) The Company shall pay to the Participant such Participant’s fully earned but unpaid base salary, when due, through the date of the Participant’s Qualifying Termination at the rate then in effect, plus all other vested benefits, if any, under any Company group retirement plan, nonqualified deferred compensation plan, equity award plan or agreement, health benefits plan or other Company group benefit plan to which the Participant may be entitled pursuant to the terms of such plans or agreements;

(ii) Subject to Section 4(d) and Section 5, on the First Payment Date, the Participant shall be entitled to receive severance pay equal to (A) with respect to a Tier 1 Participant, one times the sum of the Base Amount and the Bonus Amount or (B) with respect to a Tier 2 Participant, one times the Base Amount plus a pro-rated portion of the Bonus Amount (determined based on the number of days the Participant was employed by the Company during the calendar year during which the Qualifying Termination occurs); and

(iii) Subject to Section 4(d) and Section 5, if the Participant elects to receive continued medical coverage under one or more of the Company’s group medical plans pursuant to COBRA, the Company shall directly pay, or reimburse the Participant for, the COBRA premiums under the Company’s group medical plans for the Participant and, if applicable, the Participant’s covered dependents for the COBRA Continuation Period; provided, that payment or reimbursement of the COBRA premiums will terminate (A) on the date that the Participant and/or the Participant’s covered dependents become no longer eligible for COBRA continuation coverage under the Company’s group medical plans prior to the end of the COBRA Continuation Period or (B) on the date that the Participant becomes eligible to receive group medical coverage from a subsequent employer (and the Participant agrees to promptly notify the Company of such eligibility). Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot pay or reimburse COBRA premiums during the COBRA Continuation Period without potentially violating applicable law or incurring an excise tax (including, without limitation, by reason of the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of such payments or reimbursements, the Company shall pay the Participant a taxable monthly payment equal to the COBRA premium for such month (based on the premium for the first month of COBRA continuation coverage), which payments will be made regardless of whether the Participant elects COBRA continuation coverage and will begin in the month following the month in which the Participant’s Qualifying Termination occurs (but no earlier than the First Payment Date, which initial payment shall include any installment payments that would have been made to the Participant prior to the First Payment Date).

(b) Severance Upon Change in Control Qualifying Termination. If the Participant has a Change in Control Qualifying Termination, subject to the requirements of this Section 4, the Participant shall be entitled to receive the following payments and benefits:

(i) The Company shall pay to the Participant such Participant’s fully earned but unpaid base salary, when due, through the date of the Participant’s Change in Control Qualifying Termination at the rate then in effect, plus all other vested benefits, if any, under any Company group retirement plan, nonqualified deferred compensation plan, equity award plan or agreement, health benefits plan or other Company group benefit plan to which the Participant may be entitled pursuant to the terms of such plans or agreements;

(ii) Subject to Section 4(d) and Section 5, on the First Payment Date, the Participant shall be entitled to receive severance pay equal to (A) with respect to a Tier 1 Participant, two times the sum of the Base Amount and the Bonus Amount or (B) with respect to a Tier 2 Participant, one times the Base Amount plus a pro-rated portion of the Bonus Amount (determined based on the number of days the Participant was employed by the Company during the calendar year during which the Qualifying Termination occurs);

(iii) Subject to Section 4(d) and Section 5, if the Participant elects to receive continued medical coverage under one or more of the Company’s group medical plans pursuant to COBRA, the Participant will receive the following benefits (the “Medical Continuation Benefits”): (A) the Company shall directly pay, or reimburse the Participant for, the COBRA premiums under the Company’s group medical plans for the Participant and, if applicable, the Participant’s covered dependents for the COBRA Continuation Period; and (B) solely with respect to a Tier 1 Participant, for the six (6) month period after the COBRA Continuation Period ends, the Company shall pay the Participant a taxable monthly payment equal to the COBRA premium for continued medical coverage for the Participant and, if applicable, the Participant’s covered dependents (based on the COBRA premium in effect for the last month of the COBRA Continuation Period), which payments will be made without regard to the Participant’s payment of group medical plan or medical insurance premiums; provided, that the Medical Continuation Benefits will terminate (y) on the date that the Participant and/or the Participant’s covered dependents become no longer eligible for COBRA continuation coverage under the Company’s group medical plans prior to the end of the COBRA Continuation Period or (z) on the date that the Participant becomes eligible to receive group medical coverage from a subsequent employer (and the Participant agrees to promptly notify the Company of such eligibility). Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the Medical Continuation Benefits during the COBRA Continuation Period without potentially violating applicable law or incurring an excise tax (including, without limitation, by reason of the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying or reimbursing the COBRA premiums pursuant to clause (A) above, the Company shall pay the Participant a taxable monthly payment equal to the COBRA premium for such month (based on the premium for the first month of COBRA continuation coverage), which payments will be made regardless of whether the Participant elects COBRA continuation coverage and will begin in the month following the month in which the Participant’s Qualifying Termination occurs (but no earlier than the First Payment Date, which initial payment shall include any installment payments that would have been made to the Participant under clause (A) prior to the First Payment Date); and

(iv) Solely with respect to a Tier 1 Participant and subject to Section 4(d) and Section 5, all unvested equity or equity-based awards granted under any equity compensation plans of the Parent shall immediately become 100% vested and the post-termination exercise period of any stock options granted under any equity compensation plans of the Parent that are outstanding on the date of such Change in Control Qualifying Termination shall be extended until the second anniversary of the date of such Change in Control Qualifying Termination and in no event later than the maximum term of the stock option (subject to the terms of the applicable equity plan), provided that, unless a provision more favorable to the Participant is included in an applicable award agreement, any such awards that are subject to performance-based vesting conditions shall only be payable subject to the attainment of the performance measures for the applicable performance period as provided under the terms of the applicable award agreement.

(c) Other Terminations. Upon the Participant’s termination of employment for any reason other than a Qualifying Termination, the Company shall not have any other or further obligations to the Participant under this Agreement (including any financial obligations) except that the Participant shall be entitled to receive (i) the Participant’s fully earned but unpaid base salary, through the date of termination at the rate then in effect, and (ii) all other vested amounts or benefits to which the Participant is entitled under any compensation, retirement or benefit plan or practice of the Company at the time of termination in accordance with the terms of such plans or practices, including, without limitation, any continuation of benefits required by COBRA or applicable law. The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity.

(d) Release. As a condition to the Participant’s receipt of any amounts set forth in Section 4(a) or Section 4(b) above, the Participant shall execute and not revoke a general release of all claims in favor of the Company (the “Release”) in the form substantially similar to the form attached hereto as Exhibit B (and any statutorily prescribed revocation period applicable to such Release shall have expired) within the sixty (60) day period following the date of the Participant’s Qualifying Termination.

(e) Other Arrangements. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of the Participant’s rights to salary, severance, benefits, bonuses and other amounts (if any) accruing after the termination of the Participant’s employment shall cease upon such termination. The severance payments and benefits provided for in Sections 4(a)(ii) and 4(a)(iii) or Sections 4(b)(ii) and 4(b)(iii) above, as applicable, are not intended to duplicate any severance payments and benefits the Participant may become entitled to receive under any other plan, program, policy or agreement with the Company or any of its affiliates (collectively, “Other Arrangements”). Therefore, in the event the Participant becomes entitled to receive the severance payments and benefits provided under Sections 4(a)(ii) and 4(a)(iii) or Sections 4(b)(ii) and 4(b)(iii), as applicable, the Participant shall receive such payments and benefits provided under Sections 4(a)(ii) and 4(a)(iii) or Sections 4(b)(ii) and 4(b)(iii),

as applicable, and shall not be entitled to receive any similar severance payments and benefits pursuant to any Other Arrangements unless such severance payments and benefits provided under the Other Arrangements exceed the amounts provided under Sections 4(a)(ii) and 4(a)(iii) or Sections 4(b)(ii) and 4(b)(iii), as applicable (and in such event the Participant shall receive under the Other Arrangements only the excess over the amount provided under Sections 4(a)(ii) and 4(a)(iii) or Sections 4(b)(ii) and 4(b)(iii), as applicable).

(f) No Mitigation. The Participant shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise and, except as otherwise provided in Section 4(a)(iii) or Section 4(b)(iii), as applicable, no such payment or benefit provided for in this Section 4 be reduced by any compensation earned by the Participant as the result of employment by another employer or self-employment or by retirement benefits; provided, however, that loans, advances or other amounts owed by the Participant to the Company may be offset by the Company against amounts payable to the Participant under this Section 4.

(g) Return of the Company’s Property. If the Participant’s employment is terminated for any reason, the Company shall have the right, at its option, to require the Participant to vacate the Participant’s offices prior to or on the effective date of termination and to cease all activities on the Company’s behalf. Upon the termination of the Participant’s employment in any manner, as a condition to the Participant’s receipt of any post-termination benefits described in this Plan, the Participant shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company. The Participant shall deliver to the Company a signed statement certifying compliance with this Section 4(g) prior to the receipt of any post-termination benefits described in this Section 4.

(h) Parachute Payments.

(i) It is the objective of this Plan to maximize the Participant’s net after-tax benefit if payments or benefits provided under this Plan are subject to excise tax under Section 4999 of the Code. Notwithstanding any other provisions of this Plan, in the event that any payment or benefit by the Company or otherwise to or for the benefit of the Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (all such payments and benefits, including the payments and benefits under Section 4(a) or 4(b), the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the cash severance payments shall first be reduced, and the non-cash severance payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments shall be subject to the Excise Tax, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(ii) The Total Payments shall be reduced by the Company in the following order: (i) reduction of any cash severance payments otherwise payable to the Participant that are exempt from Section 409A of the Code, (ii) reduction of any other cash payments or benefits otherwise payable to the Participant that are exempt from Section 409A of the Code, but excluding any payments attributable to the acceleration of vesting or payments with respect to any equity award with respect to the Parent’s common stock that is exempt from Section 409A of the Code, (iii) reduction of any other payments or benefits otherwise payable to the Participant on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to the acceleration of vesting and payments with respect to any equity award with respect to the Parent’s common stock that are exempt from Section 409A of the Code, and (iv) reduction of any payments attributable to the acceleration of vesting or payments with respect to any other equity award with respect to the Parent’s common stock that are exempt from Section 409A of the Code.

(iii) All determinations regarding the application of this Section 4(h) shall be made by an accounting or consulting firm with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company (“Independent Advisors”). For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Participant shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.

(iv) In the event it is later determined that a greater reduction in the Total Payments should have been made to implement the objective and intent of this Section 4(h), the excess amount shall be returned immediately by the Participant to the Company, plus interest at a rate equal to 120% of the semi-annual applicable federal rate as in effect at the time of the Change in Control.

(i) Withholding. All compensation and benefits to the Participant hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

5. Confidentiality, Restrictive Covenants and Proprietary Rights. The Company shall be entitled to cease all severance payments and benefits to the Participant in the event of the Participant’s breach of any non-competition, non-solicitation, non-disparagement, confidentiality, or assignment of inventions covenants contained in any agreement between the Participant and the Company (collectively, the “Restrictive Covenant Agreements”), which covenants are hereby incorporated by reference into this Plan.

6. Plan Administration.

(a) Committee; Authority. The Committee shall be responsible for the general administration and interpretation of this Plan and the proper execution of its provisions and shall have full discretion to carry out its duties. In addition to the powers of the Committee specified elsewhere in this Plan, the Committee shall have all discretionary powers necessary to discharge its duties under this Plan. The Committee, in its discretion, shall (i) interpret or construe the Plan, and resolve ambiguities, inconsistencies and omissions, (ii) prescribe, amend, and rescind any rules and regulations, as necessary or appropriate for the administration of the Plan and prescribe the use of such forms as it deems necessary or appropriate for the efficient administration of this Plan, (iii) select employees of the Company for participation in the Plan in accordance with Section 3 and (iv) make such other determinations or certifications and take such other action as it deems necessary or advisable in the administration of the Plan, including, deciding the eligibility of any person to participate in this Plan and all questions on appeal concerning this Plan. The decision of the Committee on any disputes arising under this Plan, including, but not limited to, questions of construction, interpretation and administration, shall be final, conclusive and binding on all persons having an interest in or under the Plan. Any determination made by the Committee shall be given deference in the event it is subject to review in arbitration or a court of law and shall be overturned by an arbitrator or court only if it is arbitrary and capricious. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to the Committee and/or such member by any officer or employee of the Company or any affiliate thereof, the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of this Plan.

(b) Delegation. The Committee may delegate to officers of the Parent or the Company, pursuant to a written delegation, the authority to perform specified functions under the Plan. Any actions taken by any officers of the Company pursuant to such written delegation of authority shall be deemed to have been taken by the Committee.

7. Claims Procedures.

(a) Claim for Benefits. Any Participant who believes that such Participant is entitled to benefits under the Plan in an amount greater than the amount received may file, or have the Participant’s duly authorized representative file a claim with the Committee. Such claim must be submitted to the Committee in writing, as follows:

Compensation Committee

c/o The Office of the General Counsel

One Allison Way

Mail Code L25

Indianapolis, IN 46222

Any such claim must state the nature of the claim, and the facts supporting the claim, the amount claimed and the name and address of the claimant. The Committee shall consider the claim and answer in writing stating whether the claim is granted or denied. The written decision shall be within ninety (90) days of receipt of the claim by the Committee (or one hundred eighty (180) days if additional time is needed and the claimant is notified of the extension, the reason therefor and the expected date of determination prior to commencement of the extension). If the claim is denied in whole or in part, the Participant shall be furnished with a written notice of such denial containing (i) the specific reasons for the denial, (ii) a specific reference to the Plan provisions on which the denial is based, (iii) an explanation of the Plan’s appeal procedures, (iv) a description of any additional material or information that is necessary for the claimant to submit or perfect an appeal of such Participant’s claim and (v) an explanation of the Participant’s right to bring suit under ERISA following an adverse determination upon appeal.

(b) Appeal. If a Participant wishes to appeal the denial of such Participant’s claim, the Participant (or the Participant’s duly authorized representative) shall file a written notice of appeal to the Committee within sixty (60) days of receiving notice of the claim denial, as follows:

Compensation Committee

c/o The Office of the General Counsel

One Allison Way

Mail Code L25

Indianapolis, IN 46222

In order that the Committee may expeditiously decide such appeal, the written notice of appeal should contain (i) a statement of the ground(s) for the appeal, (ii) a specific reference to the Plan provisions on which the appeal is based, (iii) a statement of the arguments and authority (if any) supporting each ground for appeal, and (iv) any other pertinent documents or comments that the claimant desires to submit in support of the appeal. The Committee shall decide the appellant’s appeal within sixty (60) days of its receipt of the appeal (or one hundred twenty (120) days if additional time is needed and the claimant is notified of the extension, the reason therefore and the expected date of determination prior to commencement of the extension). The Committee’s written decision shall contain the reasons for the decision and reference to the Plan provisions on which the decision is based. If the claim is denied in whole or in part, such written decision shall also include notification of the Participant’s right to bring suit for benefits under Section 502(a) of ERISA and the claimant’s right to obtain, upon request and free of charge, reasonable access to and copies of all documents, records or other information relevant to the claim for benefits.

(c) Claims Procedures Mandatory. The internal claims procedures set forth in this Section 7 are mandatory. If the Participant fails to follow these claims procedures, or to timely file a request for appeal in accordance with this Section 7, the denial of the claim shall become final and binding on all persons for all purposes.

(d) Requirement to Exhaust Claims Procedures. No person may bring a legal action for any alleged wrongful denial of Plan benefits unless the claims procedures set forth above are exhausted and a final determination is made by the Committee. If the Participant or other interested person challenges a decision of the Committee, a review by an arbitrator or a court of law shall be limited to the facts, evidence and issues presented to the Committee during the claims procedure set forth above. Issues not raised with the Committee shall be deemed waived.

(e) Arbitration. Any controversy, claim or dispute arising out of or relating to this Plan, shall, to the fullest extent permitted by law, be settled by binding arbitration in Indianapolis, Indiana. Such arbitration shall be conducted in accordance with the then prevailing JAMS Streamlined Arbitration Rules & Procedures, with the following exceptions if in conflict: (a) one arbitrator shall be chosen by JAMS; (b) each party to the arbitration will pay its pro rata share of the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (c) arbitration may proceed in the absence of any party if written notice (pursuant to the JAMS’ rules and regulations) of the proceedings has been given to such party. The parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this Section 7 shall be construed as precluding the bringing of an action for injunctive relief pursuant to any applicable Restrictive Covenant Agreements.

(f) Claims Deadline. A Participant must file a claim under the Plan’s claims and appeals procedure or commence legal action by the “Claims Deadline,” which is twelve (12) months after whichever of the following events happened first: (a) the Participant’s first benefit payment under the Plan was made or should have been made; (b) the Committee first denied the Participant’s claim; or (c) the Participant first knew or should have known the important facts relating to the Participant’s claim. A Participant is not permitted to bring a claim under the Plan’s claims and appeals procedure or file a legal action after the Claims Deadline. However, if a Participant starts the Plan’s claims and appeals procedures before the Claims Deadline and the Claims Deadline passes before the claims and appeals procedures are completed, the Claims Deadline shall be extended and the Participant may still file a legal action during the three (3)-month period after the Committee sends the final notice denying the Participant’s claim.

8. Term; Amendment.

(a) Term. The Plan shall be effective for a period beginning on the Effective Date and ending on the one-year anniversary of the Effective Date and shall automatically be extended on the one-year anniversary of the Effective Date and each successive anniversary of the Effective Date (collectively, the “Term”) unless the Company, by action of the Board or the Committee, elects not to renew the term at least ninety (90) days prior to the then-applicable anniversary of the Effective Date, in which case, this Plan shall terminate on the next anniversary of the Effective Date thereafter. Upon the occurrence of a Change in Control, the Term shall automatically be extended until the two-year anniversary of the date on which the Change in Control occurs, provided that if a Participant incurs a Qualifying Termination during the Term of this Plan, the Term shall be further automatically extended for such additional period as necessary to provide that the Company’s and each Participant’s rights and obligations are fully satisfied hereunder.

(b) Amendment. The Company reserves the right, by action of the Board or the Committee, to amend the Plan in whole or in part at any time and from time to time on prospective basis. Notwithstanding the foregoing, for a period of two years after the date of a Change in Control, neither the Board nor the Committee may amend this Plan in a manner that is detrimental to the rights of any Participant without the Participant’s written consent.

9. General Provisions.

(a) At-Will Employment Relationship. Except as may be expressly provided in an applicable Other Arrangement, the Participant’s employment with the Company is at-will and not for any specified period and may be terminated at any time, with or without Cause or advance notice, by either the Participant or the Company. Any change to the at-will employment relationship must be by specific, written agreement signed by the Participant and an authorized representative of the Company. Nothing in this Plan is intended to or should be construed to contradict, modify or alter this at-will relationship.

(b) Successors and Assigns. The rights of the Company under this Plan may, without the consent of the Participant, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform the Company’s obligations under this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Plan, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform the Company’s obligations under this Plan by operation of law or otherwise. The Participant shall not be entitled to assign any of the Participant’s rights or obligations under this Agreement. The Participant’s rights under this Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(c) Severability. In the event any provision of this Plan is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

(d) Waiver. No provision of this Plan may be waived unless such waiver is agreed to in writing and signed by the Participant and by a duly authorized officer of the Company or the Parent. No waiver by any party at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Plan to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Participant, the Parent or the Company to insist upon strict compliance with any provision of this Plan or to assert any right the Participant, the Parent or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Plan.

(e) Governing Law and Venue. This Plan will be governed by and construed in accordance with the laws of the State of Indiana applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof, to the extent the laws of the State of Indiana are not preempted by ERISA. To the extent Section 7(e) does not apply, any suit brought hereon shall be brought in the federal courts sitting in Indianapolis, Indiana. Each of the Company and, by the Participant’s execution of the Participation Agreement, the Participant, hereby waives any claim or defense that such forum is not convenient or proper and agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by Indiana law.

(f) Notices. Any notice required or permitted by this Plan shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the Participant at the most recent address of the Participant set forth in the personnel records of the Company, and to the Company at its principal place of business, or such other address as any such party may specify in writing.

(g) Survival. Sections 5 (“Confidentiality, Restrictive Covenants and Proprietary Rights”), 7 (“Claims Procedure”) and 9 (“General Provisions”) of this Plan shall survive termination of Participant’s employment with the Company.

(h) Code Section 409A.

(i) It is intended that this Plan and that the payments and benefits under this Plan comply with or be exempt from Section 409A of the Code, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be in compliance therewith.

(ii) Notwithstanding anything in this Plan to the contrary, any compensation or benefits payable under this Plan that is considered nonqualified deferred compensation under Section 409A and is designated under this Plan as payable upon the Participant’s termination of employment shall be payable only upon the Participant’s Separation from Service.

(iii) Notwithstanding anything in this Plan to the contrary, if the Participant is deemed by the Company at the time of the Participant’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which the Participant is entitled under this Plan is required in order to avoid a prohibited distribution under Section 409A, such portion of the Participant’s benefits shall not be provided to the Participant prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of the Participant’s Separation from Service or (B) the date of the Participant’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to the Participant (or the Participant’s estate or beneficiaries), and any remaining payments due to the Participant under this Plan shall be paid as otherwise provided herein.

(iv) To the extent that any reimbursements under this Plan are subject to Section 409A, any such reimbursements payable to the Participant shall be paid to the Participant no later than December 31 of the year following the year in which the expense was incurred; provided, that the Participant submits the Participant’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and the Participant’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v) The Participant’s right to receive any installment payments under this Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

(i) Source of Funds. Amounts payable to the Participant under this Plan shall be from the general funds of the Company; no separate fund will be established under the Plan, and the Plan will have no assets. The Participant’s rights to unpaid amounts under the Plan shall be solely those of an unsecured creditor of the Company.

The undersigned, on behalf of the Parent, has executed this Plan effective July 13, 2022.

ALLISON TRANSMISSION, INC.

By:	/s/ David S. Graziosi
Name:	David S. Graziosi
Title:	Chairman, President and Chief Executive Officer

EXHIBIT A

ALLISON TRANSMISSION, INC.

EXECUTIVE CHANGE IN CONTROL & SEVERANCE PLAN

Participation Agreement

Allison Transmission, Inc. (the “Company”) is pleased to inform you, [name], that you have been selected to participate in the Company’s Executive Change in Control & Severance Plan (the “Plan”) as a [[Tier 1/Tier 2] Participant][Tier 1 Participant with respect to a Change in Control Qualifying Termination and as a Tier 2 Participant with respect to a Qualifying Termination other than a Change in Control Qualifying Termination]. A copy of the Plan was delivered to you with this Participation Agreement. Your participation in the Plan is subject to all of the terms and conditions of the Plan and this Participation Agreement. The capitalized terms used but not defined herein will have the meanings ascribed to them in the Plan.

In order to become a Participant under the Plan, you must complete and sign this Participation Agreement and return it promptly to the Company’s Vice President, Human Resources and Chief People Officer. The Plan describes in detail certain circumstances under which you may become eligible for severance payments and benefits and the amount of those benefits. As described more fully in the Plan, you may become eligible for certain severance payments and benefits if you experience a Qualifying Termination.

In order to receive any severance payments and benefits for which you otherwise become eligible under the Plan, you must timely sign and deliver to the Company the Release, which must have become effective and irrevocable, and otherwise comply with the requirements under Section 4(g) and Section 5 of the Plan.

By your signature below, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan. Your signature below confirms that:

(i) you have received a copy of the Plan;

(ii) you have carefully read this Participation Agreement and the Plan and you acknowledge and agree to the Participation Agreement’s and Plan’s terms, including, but not limited to, Section 4(e) of the Plan;

(iii) you acknowledge and agree that your breach of any Restrictive Covenant Agreement may result in loss of benefits under the Plan;

(iv) you acknowledge that the Plan and this Participation Agreement confer significant legal rights and may also involve the waiver of rights under other agreements, that the Company has encouraged you to consult with your personal legal and financial advisors and that you have had adequate time to consult with your advisors before executing this Participation Agreement;

(v) you agree that this Participation Agreement and the provisions of the Plan supersede any individual agreement between you and the Company and any other plan, policy or practice, whether written or unwritten, maintained by the Company with respect to severance payments or benefits upon your separation from the Company, including, but not limited to, [the Change in Control Severance Agreement, effective as of _____, 20__, by and between you and the Company], and that any such agreement will be terminated and you will no longer be entitled to any benefits under such agreement upon execution of this Participation Agreement and participation in the Plan; provided, that for the avoidance of doubt, all Other Arrangements and Restrictive Covenant Agreements (as such Other Arrangements and Restrictive Covenant Agreements may be amended, modified or terminated from time to time) shall remain in effect in accordance with their terms, subject to Section 4(e) of the Plan; and

(vi) decisions and determinations by the Committee under the Plan will be final and binding on you and your successors.

(Signature Page Follows)

A-2

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Participation Agreement, as of the day and year written below.

ALLISON TRANSMISSION, INC.

Dated:	By:
Name:
Title:

PARTICIPANT

Dated:
Name:

Attachment: Allison Transmission, Inc. Executive Change in Control & Severance Plan

(Signature Page to Participation Agreement)

EXHIBIT B

GENERAL RELEASE OF CLAIMS

[The language in this Release may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final Release document.]

This General Release of Claims (“Release”) is entered into as of this _____ day of ________, ____, between ________ (“Executive”), and Allison Transmission, Inc., a Delaware corporation (the “Company”) (collectively referred to herein as the “Parties”).

WHEREAS, Executive is a participant in the Allison Transmission, Inc. Executive Change in Control & Severance Plan (the “Plan”);

WHEREAS, the Parties agree that Executive is entitled to certain severance benefits under the Plan, subject to Executive’s execution of this Release; and

WHEREAS, the Company and the Participant now wish to fully and finally to resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Executive pursuant to [Sections 4(a)(ii) and (iii)/Sections 4(b)(ii), (iii) [and (iv)]] of the Plan, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he or she would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:

1. General Release of Claims by Executive.

(a) Executive, on behalf of himself or herself and his or her executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his or her employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the

Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq. (“ERISA”); the Indiana Wage Payment and Wage Claims Acts; the Indiana Civil Rights Law (ICRL); the Indiana Age Discrimination Act; the Indiana Employment Discrimination Against Disabled Persons Act (IEDDP); the Indiana Equal Pay Law (IEPL), the Indiana Occupational Safety and Health Act; the Indiana Bring Your Gun to Work Act; the Indiana Military Family Leave Act (IMFLA); and any similar state or local law.

Notwithstanding the generality of the foregoing, Executive does not release the following:

(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii) Claims pursuant to the terms and conditions of the federal law known as COBRA;

(iv) Claims for indemnity under the bylaws of the Company, as provided for by Delaware law or under any applicable insurance policy with respect to Executive’s liability as an employee, director or officer of the Company pursuant to which Executive is covered as of the effective date of Executive’s termination of employment with the Company and its subsidiaries;

(v) Claims based on any right Executive may have to enforce the Company’s executory obligations under the Plan;

(vi) Claims Executive may have to vested or earned compensation and benefits; and

(vii) Any rights that cannot be released as a matter of applicable law, but only to the extent such rights may not be released under such applicable law.

(b) Executive acknowledges that this Release was presented to him or her on the date indicated above and that Executive is entitled to have [twenty-one (21)/forty-five (45)] days’ time in which to consider it. Executive further acknowledges that the Company has advised him or her that he or she is waiving his or her rights under the ADEA, and that Executive should consult with an attorney of his or her choice before signing this Release, and Executive has had sufficient time to consider the terms of this Release. Executive represents and acknowledges that if Executive executes this Release before [twenty-one (21)/forty-five (45)] days have elapsed, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining consideration period.

(c) Executive understands that after executing this Release, Executive has the right to revoke it within seven (7) days after his or her execution of it. Executive understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Executive does not revoke the Release in writing. Executive understands that this Release may not be revoked after the seven (7) day revocation period has passed. Executive also understands that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the seven (7) day period.

B-2

(d) Executive understands that this Release shall become effective, irrevocable, and binding upon Executive on the eighth (8th) day after his or her execution of it, so long as Executive has not revoked it within the time period and in the manner specified in clause (c) above. Executive further understands that Executive will not be given any severance benefits under the Agreement unless this Release is effective on or before the date that is sixty (60) days following the date of Executive’s termination of employment.

2. No Assignment. Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Company Releasees. Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Executive.

3. Severability. In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

4. Interpretation; Construction. The headings set forth in this Release are for convenience only and shall not be used in interpreting this Release. This Release has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release. Either Party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.

5. Governing Law and Venue. This Release will be governed by and construed in accordance with the laws of the State of Indiana applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof, to the extent the laws of the State of Indiana are not preempted by ERISA. To the extent Section 7(e) of the Plan (which is hereby incorporated by reference into this Release) does not apply, any suit brought hereon shall be brought in the state or federal courts sitting in Indianapolis, Indiana, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each Party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by Indiana law.

6. Entire Agreement. This Release, the Plan and Executive’s Participation Agreement (as defined in the Plan) constitute the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral. This Release may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

7. Counterparts. This Release may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(Signature Page Follows)

B-3

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing Release as of the date first written above.

EXECUTIVE	ALLISON TRANSMISSION, INC.

By:

Print Name:	Print Name:

Title:

(Signature Page to General Release of Claims)